Exhibit 99.1
K-TRON INTERNATIONAL, INC. Routes 55 & 553, PO Box 888 Pitman, NJ 08071-0888 (856) 589-0500 FAX (856) 582-7968 www.ktron.com E-mail: ktii@ktron.com	NEWS

For Release:	Immediately

Contact:	Ronald Remick, Senior Vice President and Chief Financial Officer
	Tel: (856) 256-3311	E-mail: remick@ktron.com

K-TRON ANNOUNCES PLAN TO REPATRIATE FOREIGN EARNINGS
UNDER PROVISIONS OF THE AMERICAN JOBS CREATION ACT

Pitman, New Jersey - - December 16, 2005 - - K-Tron International, Inc. (NASDAQ-KTII) announced today that its Board of Directors has approved a plan to repatriate $10 million of undistributed foreign earnings of its Swiss subsidiary under the American Jobs Creation Act (the “Act”). This repatriation will be funded from existing cash balances of the Swiss subsidiary and will be completed before the end of the year. The Act, which was passed in October 2004, provides a temporary incentive for United States companies to repatriate accumulated income earned in foreign jurisdictions at a reduced income tax cost. The estimated U.S. federal and state income tax expense and Swiss withholding tax associated with the planned repatriation is approximately $0.9 million, or approximately $0.33 per fully diluted share, and this one-time cost will be recorded in the fourth quarter of 2005.

Proceeds from the repatriation will be reinvested in the Company’s domestic operations consistent with the intent of the Act. Potential uses of the repatriated cash include, among others, acquisitions of domestic businesses, debt reduction, capital investment and the funding of research and development.

The Company intends to use the balance of its undistributed foreign earnings and the future earnings of its foreign subsidiaries to expand operations outside the U.S. Accordingly, the balance of such undistributed earnings following the repatriation and the future earnings of foreign subsidiaries are considered to be indefinitely reinvested outside the U.S., and, unless the Company changes its policy in the future, no provision for U.S. federal or state income taxes or for foreign withholding taxes will be provided thereon.

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets. The Company has manufacturing facilities in the United States, Switzerland and the United Kingdom, and its equipment is sold throughout the world.

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